EXHIBIT 4(c)

                        IL ANNUITY AND INSURANCE COMPANY
                  ENDORSEMENT FOR INDIVIDUAL RETIREMENT ANNUITY
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                                                                    EXHIBIT 4(c)


                        IL ANNUITY AND INSURANCE COMPANY
                  ENDORSEMENT FOR INDIVIDUAL RETIREMENT ANNUITY

This endorsement applies to a Contract issued as an Individual Retirement Annuity ("IRA"). The Contract is intended to be an IRA under section 408(b) of the Internal Revenue Code ("Code").

The following provisions apply and replace any contrary Contract provisions.

I.       OWNERSHIP AND USE OF CONTRACT

         A.       You may not change ownership of the Contract at any time.

         B. Your entire interest in the Contract is not forfeitable. This Contract is established for the exclusive benefit of you and your beneficiaries.

         C. You may not transfer or assign the Contract, and you may not use it as security for a loan.

         D. You must be the annuitant. We do not permit a joint or contingent owner.

         E. We will apply any refund of premiums that is not attributable to excess contributions toward the payment of future premiums or the purchase of additional benefits. We will do so before the end of the year following the year of the refund.

II.      CONTRIBUTIONS TO THE CONTRACT

         A. We will not accept contributions unless they are in cash. The total contributions to the Contract may not exceed $2,000 for any taxable year. This limit does not apply in the case of a rollover contribution (as permitted by sections 402(c), 403(a)(4), 403(b)(8) and 408(d)(3) of the Code) or a
                  contribution made in accordance with the terms of a Simplified Employee Pension (a SEP, as described in section 408(k) of the Code).

         B. We will not accept any contributions made under a SIMPLE plan established under section 408(p) of the Code.

         C. We will not accept any transfer or rollover of funds from a SIMPLE IRA if:

                  1. the amounts are attributable to contributions made under a SIMPLE plan, and

                  2. the transfer or rollover is made prior to the expiration of the two-year period starting on the date the individual first participated in the SIMPLE plan.

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III.     DISTRIBUTIONS DURING YOUR LIFETIME

         A. Basic Rule. You must withdraw the entire balance in your IRA or start receiving periodic distributions from your IRA by April 1 of the year following the year in which you reach age 70 1/2. Periodic payments must be made over:

                  1. your life or the lives of you and your designated beneficiary or

                  2. a period that does not extend beyond your life expectancy or the joint life expectancy of you and your designated beneficiary.

                  You must receive additional minimum payments by December 31 of each year after the year you reach age 70 1/2. These payments must be periodic and must be made at least annually. Payments must either not increase or must increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

                  All payments must meet the requirements of section 401(a)(9) of the Code, including the incidental death benefit requirements of section 401(a)(9)(G). Payments must also meet the applicable tax regulations, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

         B. Default Rule. Unless you send us a request in writing to do otherwise, we will begin making payments up to four months before April 1 of the year following the year in which you reach age 70 1/2. We will do so under a partial withdrawal option that complies with the minimum distribution requirements described above.

         C.       Application to New Annuity.  You may choose for us to:

                  1. pay out the surrender value no later than April 1 of the year following the year in which you reach age 70 1/2 and

                  2. apply that surrender value to an annuity option that complies with the minimum distribution requirements described above.

         D. Minimum Distribution Incidental Benefit Rule. In addition to the requirements described above, payments under a partial withdrawal or annuity option must meet the terms of the minimum distribution incidental benefit ("MDIB") rule. This rule requires that each year's minimum required distribution during your lifetime must not be less than the amount obtained by dividing your benefit by the lesser of:

                  1.    the applicable life expectancy, or

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                  2.    if your spouse is not the designated beneficiary, the
                        applicable divisor listed in the table in Q&A-4 of
                        section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

                  The MDIB rule may increase the amount of your minimum required distributions. We may need to make a distribution to you at the end of the year if payments made to you during the year did not meet the MDIB rule. If this happens, we will waive any withdrawal charge that might otherwise be applicable.

         E. Multiple IRAs. You may satisfy the minimum required distributions for two or more IRAs by adding up the required minimum amounts and taking the total amount from any one or more of the IRAs. This special rule is described in more detail in IRS Notice 88-38, 1988-1 C.B.524.

         F. Life Expectancy. We will calculate life expectancy by using the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. We will recalculate life expectancy annually unless you choose otherwise before payments are required to begin. Your decision will be binding and will apply to all subsequent years. The life expectancy of a beneficiary who is not your spouse may not be recalculated. Instead, we will calculate life expectancy by using the age of the beneficiary during the year in which you reach age 70 1/2. We will calculate payments for subsequent years based on that life expectancy reduced by one for each year that has elapsed since the year life expectancy was first calculated.

IV.      DISTRIBUTIONS AFTER YOUR DEATH

         A. Basic Rule. In the event of your death before we have distributed your entire interest in the Contract, we are required to pay out your remaining interest as follows:

                  1. If you die after payment of your interest has begun, the undistributed amount must be paid out at least as rapidly as under the method being used before your death.

                  2. If you die before payment of your interest has begun, your entire interest must be paid according to one of the following three rules:

                        a) Your entire interest will be paid by December 31 of the fifth year following the year of your death.

                        b) If your interest is payable to a designated beneficiary and you have not chosen a) above, then your entire interest will be paid out over the life of or over a period not greater than the life expectancy of the designated beneficiary. Payments must begin on or before December 31 of the year following the year of your death. A designated beneficiary may choose at any time to receive greater payments.

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                        c)  If your designated beneficiary is your surviving
                            spouse, your spouse may choose to receive equal or substantially equal payments over his or her life or a period not greater than his or her life expectancy beginning at any date before the later of:

                            (1) December 31 of the year following the year of your death, or

                            (2) December 31 of the year in which you would have reached age 70 1/2.

                            That decision must be made by the December 31 of the year containing the fifth anniversary of your death, or, if sooner, the date payments are required to begin as described in the preceding sentence. Your surviving spouse may increase the frequency or amount of the payments at any time.

         B. Special Rule for Spouse. If your designated beneficiary is your surviving spouse, your spouse may treat the Contract as his or her own individual retirement arrangement upon your death. We will assume your spouse made this decision if he or she makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to take minimum required distributions upon your death as described above.

         C. Life Expectancy. We calculate life expectancy by using the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. We will recalculate life expectancy annually for distributions beginning after your death unless your surviving spouse has decided otherwise before distributions are required to begin. The surviving spouse's decision will be binding and will apply to all subsequent years. In the case of any other beneficiary, we will calculate life expectancy by using the age of the beneficiary during the year in which payments are required to begin. Payments for any subsequent year will be calculated based on that life expectancy reduced by one for each year that has elapsed since the year life expectancy was first calculated.

         D. Determining When Distributions Have Begun. Distributions are considered to have begun if:

                  1. payments are made because you have reached your required beginning date or,

                  2. if payment are made before the required beginning date, payments irrevocably begin over a period allowed and in an annuity form acceptable under section 1.401(a)(9) of the Proposed Income Tax Regulations.

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V.       YOUR RESPONSIBILITIES.  You are solely responsible for determining that contributions, transfers, and distributions under the Contract meet the requirements of the Code and this endorsement.

VI. AMENDMENT OF CONTRACT. We may further amend the Contract at any time without your consent as necessary to conform to changes in the Code and related regulations or rulings.


                                IL ANNUITY AND INSURANCE COMPANY

                                   /s/Lisa P. Foxworthy-Parker

                                           SECRETARY

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